Exhibit 10.14.3

THIRD AMENDMENT LEASE AGREEMENT

This Third Amendment to Lease Agreement (“Amendment”) is entered into as of 8 July, 2011 (the “Effective Date”), by and between BRIAN AVERY, Trustee of the Avery Generations Trust (“Landlord”) and eHEALTHINSURANCE SERVICES, INC., a Delaware corporation (“Tenant”).

RECITALS

A. Landlord and Tenant entered into that certain Lease Agreement dated as of May, 2004, as amended by that certain First Amendment to Lease dated May, 2009, and as further amended by that certain Second Amendment to Lease dated July 1, 2010 (as previously amended, the “Original Lease”; as amended hereby, the “Lease”), for premises consisting of that certain Building containing approximately 17,740 square feet, commonly known as 440 Middlefield Road, Mountain View, California, all as more particularly described in the Original Lease.

B. Landlord and Tenant desire to amend the Lease to extend the Term thereof, and to modify or amend certain other provisions of the Lease as more particularly described below, all on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Recitals; Defined Terms. The Recitals set forth above are true and correct and are incorporated into the body of this Amendment as though set forth herein. Except as otherwise expressly provided herein, the capitalized terms used herein shall have the meanings set forth in the Original Lease.

2. Extension of Term. Effective as of the date hereof, the Original Lease is hereby amended to provide that the Term of the Lease shall be extended for an additional eighty four (84) months, commencing September 1, 2011 and ending on August 31, 2018.

Base Rent. Section 3.1 of the Original Lease is hereby amended to provide that Monthly Base Rent shall be as follows: (i) for the period from September 1, 2011 through August 31, 2012 (subject to the one-month rate abatement for the month of September 2011 discussed below), Monthly Base Rent shall be payable in the amount of Forty Three Thousand Four Hundred Sixty Three and Dollars ($43,463.00) per month and (ii) for the period from September 1, 2012 and each one-year anniversary thereafter (each, a “Lease Anniversary Date”) during the Term of the Lease, Monthly Base Rent shall be increased on each Lease Anniversary Date to an amount equal to one hundred three percent (103%) of the Monthly Base Rent payable in the immediately preceding month. For illustration purposes, the Monthly Base Rent from September 1, 2012 through August 31, 2013 shall be $44,766.89 per month and the Monthly Base Rent from September 1, 2013 through August 31, 2014 shall be $46,109.90 per month. Landlord hereby waives Tenant’s obligation to pay Monthly Base Rent for the one-month period commencing on September 1, 2011 and ending on September 30, 2011. The foregoing amounts are not subject to any adjustment pursuant to Section 6.6(a)(iii) of the Original Lease.

3. Condition of Premises. Tenant agrees and acknowledges that it accepts the Premises from Landlord for the extended Term provided hereunder in its “AS-IS”, “WHERE IS” condition, that Landlord has not agreed to perform or pay for any improvements or upgrades to the Premises whatsoever in connection with this Amendment, and that, as of the date hereof, Landlord is not in default of any of its obligations under the Lease with respect to the Premises and/or the Property. Without limiting the foregoing, Tenant expressly agrees that Landlord does not re-make the warranties subject to the “Warranty Period” in the Original Lease as of the commencement of the extended Term, and all such terms and conditions are hereby deleted from the Lease.

4. Commissions. Each Party hereby represents and warrants to the other that it has not retained or worked with any broker or finder in connection with the negotiation of this Amendment and/or the consummation of the transaction contemplated hereby other than CBRE, on behalf of Landlord (“Landlord’s Broker”), and Cornish & Carey Commercial/Newmark Knight Frank, on behalf of Tenant (“Tenant’s Broker”). Landlord agrees to pay a commission to Tenant’s Broker equal to five percent (5%) of the total Monthly Base Rent payable over the initial eighty four (84) months of the extended Term, provided under this Amendment. Fifty percent (50%) of the commission will be payable promptly following mutual execution and delivery of this Amendment, and the balance payable on September 1, 2011, so long as the Lease has not previously been terminated. Landlord shall pay Landlord’s Broker in connection with this Amendment pursuant to a separate agreement. Landlord and Tenant do each hereby agree to indemnify, defend and hold the other harmless from and against liability for compensation or charges which may be claimed by any broker, finder or other similar party (other than Broker) by reason of any dealings or actions of the indemnifying party, including any costs, expenses and/or attorneys’ fees reasonably incurred with respect thereto. The obligation to indemnify, defend and hold harmless as set forth in the immediately preceding sentence shall survive the termination of the Lease.

5. Ratification. Except as expressly modified herein, the terms and conditions of the Lease shall remain unmodified and in full force and effect. In the event of any conflict or inconsistency between the terms of this Amendment and the terms of the Original Lease, the terms of this Amendment shall control.

6. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original and which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date set forth above.

LANDLORD:

/s/ Brian Avery
BRIAN AVERY, Trustee of the
Avery Generations Trust

TENANT:

eHEALTHINSURANCE SERVICES, INC., a Delaware corporation

By: /s/ Stuart M. Huizinga
Its: Chief Financial Officer